Exhibit 99.2

RNS Number:•

Universal Salvage plc

5 April 2007

NOT FOR RELEASE, DISTRIBUTION OR PUBLICATION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

5 April 2007

For immediate release

RECOMMENDED CASH OFFER BY COPART, INC FOR UNIVERSAL SALVAGE PLC

The boards of Copart, Inc (“Copart”) and Universal Salvage plc (“Universal Salvage”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer by Copart (UK) Limited (“Copart (UK)”), a wholly-owned subsidiary of Copart,  to acquire the entire issued and to be issued share capital of Universal Salvage. The Offer is to be effected by means of a scheme of arrangement under section 425 of the Companies Act, which requires the approval of the Universal Salvage Shareholders and the sanction of the Court.

The Offer values each Universal Salvage Share at 200 pence and values the whole of the existing issued share capital of Universal Salvage at approximately £57.0 million.

The Offer represents a premium of approximately:

•                  5.3 per cent. to the Universal Salvage share price on 1 February 2007, the last Business Day prior to the commencement of the Initial Offer Period;

•                  6.4 per cent. to the Universal Salvage share price on 4 April 2007, the last Business Day prior to the commencement of the Offer Period; and

•                  16.2 per cent., 27.7 per cent. and 41.5 per cent. to the average Universal Salvage share price over the one, three and six months periods prior to 1 February 2007, respectively, the last Business Day prior to the commencement of the Initial Offer Period.

The Board, which has been so advised by Panmure Gordon, considers the terms of the Offer to be fair and reasonable. In providing advice to the Universal Salvage Board, Panmure Gordon has taken into account the commercial assessments of the Universal Salvage Board.

The Board considers that the Offer is in the best interests of Universal Salvage Shareholders as a whole.  Accordingly the Board unanimously recommends that Universal Salvage Shareholders vote in favour of the Scheme at the Court Meeting and the EGM as they have irrevocably undertaken to do themselves with respect to their own legal and/or beneficial holdings of 202,830 Universal Salvage Shares, representing, as at the date of this announcement, in aggregate approximately 0.7 per cent. of the existing issued share capital of Universal Salvage.

If Universal Salvage Shareholders are in any doubt as to the action they should take, they should seek their own financial advice from an independent financial adviser.

In aggregate, Copart and Copart (UK) have received undertakings to vote in favour of the Scheme and approve the resolution to be proposed at the EGM from Universal Salvage Shareholders representing, as at the date of this announcement, approximately 53.2 per cent. of the existing issued share capital of Universal Salvage. Details of these undertakings are as follows:

•                  The Universal Salvage Directors have given irrevocable undertakings to Copart and Copart (UK), irrespective of whether any higher competing offer is made, in respect of their entire holdings of Universal Salvage Shares, amounting to in aggregate 202,830 Universal Salvage Shares, representing in aggregate approximately 0.7 per cent. of Universal Salvage’s existing issued share capital;

•                  Certain Universal Salvage shareholders have given irrevocable undertakings to Copart and Copart (UK), irrespective of whether any higher competing offer is made, in respect of their holdings of Universal Salvage Shares, amounting to in aggregate 7,622,352 Universal Salvage Shares, representing in aggregate approximately 26.8 per cent. of Universal Salvage’s existing issued share capital;

•                  Certain institutional Universal Salvage Shareholders have given irrevocable undertakings to Copart and Copart (UK) to vote in favour of the Scheme representing approximately 19.5 per cent. of the existing issued share capital of Universal Salvage. These undertakings will terminate if an offer is announced by a third party before the Scheme becomes effective, provided that the value of such third party’s offer is at least 10 per cent. higher than the Offer Price; and

•                  Certain institutional Universal Salvage Shareholders have given irrevocable undertakings to Copart and Copart (UK) to vote in favour of the Scheme representing approximately 6.2 per cent. of the existing issued share capital of Universal Salvage. These undertakings will terminate if an offer is announced by a third party before the Scheme becomes effective, provided that the value of such third party’s offer price is higher than the Offer Price.

Commenting on the Offer, Jayson Adair, President of Copart, said:

“We are delighted to announce the recommended Offer for Universal Salvage today, which will allow Copart to expand its operations into the UK and the combination of both businesses will allow us to provide an improved service to our customers.”

Commenting on the Offer, Alexander Foster, Chairman of Universal Salvage, said:

“We believe that this is an excellent outcome for our shareholders. During the last three years, we have worked hard to turn the business around and the Offer reflects the success of the management’s efforts.”

Enquiries:

Copart

Jay Adair	Tel: +1 707 639 5000

Investec Bank (Financial Adviser to Copart)

Gary Clarence	Tel: +44 (0)20 597 5000
Tom Levin

Universal Salvage

Avril Palmer-Baunack	Tel: +44 (0)1234 762283

Panmure Gordon (Financial Adviser and Broker to Universal Salvage)

Hugh Morgan	Tel: +44 (0)20 459 3600
Rakesh Sharma

Biddicks (PR Adviser to Universal Salvage)

Katie Tzouliadis	Tel: +44 (0)20 448 1000

This summary should be read in conjunction with the full text of the attached announcement. The Offer will be subject to the conditions set out in Appendix I to this announcement and the full conditions and further terms which will be set out in the Scheme Document expected to be issued in due course.

Appendix II contains the sources and bases of information used in this announcement.

Appendix III contains further details on the Implementation Agreement.

Appendix IV contains the definitions of certain expressions used in this announcement.

Panmure Gordon, which is authorised and regulated in the United Kingdom for the conduct of investment business by the Financial Services Authority, is acting exclusively for Universal Salvage and no one else in connection with the matters described in this announcement and will not be responsible to anyone other than Universal Salvage for providing the protections afforded to clients of Panmure Gordon nor for providing advice in relation to the matters described in this announcement.

Investec, which is authorised and regulated in the United Kingdom for the conduct of investment business by the Financial Services Authority, is acting exclusively for Copart and Copart (UK) and no one else in connection with the matters described in this announcement and will not be responsible to anyone other than Copart and Copart (UK) for providing the protections afforded to clients of Investec nor for providing advice in relation to the matters described in this announcement.

Further Information on the Offer

The availability of the Offer to Universal Salvage Shareholders who are not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Universal Salvage Shareholders who are not resident in the United Kingdom will need to inform themselves about and observe any applicable requirements.

The Offer will be subject to the applicable rules and regulations of the UKLA, the London Stock Exchange plc and the City Code.

Universal Salvage Shareholders should read any regulatory filings that may be filed by Copart with the SEC, because any such filings will contain important information. Investors may obtain copies of documents filed by Copart with the SEC, at the SEC’s website at http://www.sec.gov.

THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF ANY VOTE OR APPROVAL, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

City Code

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Universal Salvage, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) by such person must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction.  This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends.  If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Copart, Copart (UK) or Universal Salvage, they will be deemed to be a single person for the purpose of Rule 8.3.  Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Copart, Copart (UK) or of Universal Salvage by Copart, Copart (UK) or Universal Salvage, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.  A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.  “Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in price of securities.  In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities. Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website.  If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Forward Looking Statements

Certain statements in this announcement regarding the proposed transaction between Copart, Copart (UK) and Universal Salvage, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Universal Salvage’s or Copart’s or Copart (UK)’s future expectations, beliefs, goals or prospects constitute forward-looking statements.  When used in this announcement, the words “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions or statements that are not historical facts, in each case as they relate to Copart, Copart (UK) and Universal Salvage, the board of directors of either such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements. By their nature, forward looking statements involve risk and uncertainty and the factors described in the context of such forward looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward looking statements.

NOT FOR RELEASE, DISTRIBUTION OR PUBLICATION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

5 April 2007

RECOMMENDED CASH OFFER BY COPART, INC FOR UNIVERSAL SALVAGE PLC

1.                        Introduction

The boards of Copart, Inc (“Copart”) and Universal Salvage plc (“Universal Salvage”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer by Copart (UK) Limited (“Copart (UK)”), a wholly-owned subsidiary of Copart, to acquire the entire issued and to be issued share capital of Universal Salvage. The Offer is to be effected by means of a scheme of arrangement under section 425 of the Companies Act which requires the approval of the Universal Salvage Shareholders and the sanction of the Court.

2.                        Outline Terms and Conditions of the Offer

Under the Offer, which is subject to the conditions referred to in paragraph 7 and set out in Appendix I to this announcement and subject to the further terms and conditions to be set out in the Scheme Document, Universal Salvage Shareholders will receive for each Universal Salvage Share 200 pence in cash, which represents a premium of approximately:

•                  5.3 per cent. to the Universal Salvage share price on 1 February 2007, the last Business Day prior to the commencement of the Initial Offer Period;

•                  6.4 per cent. to the Universal Salvage share price on 4 April 2007, the last Business Day prior to the  commencement of the Offer Period; and

•                  16.2 per cent., 27.7 per cent. and 41.5 per cent. to the average Universal Salvage share price over the one, three and six months periods prior to 1 February 2007, respectively, the last Business Day prior to the commencement of the Initial Offer Period.

The Offer values the whole of the existing issued share capital of Universal Salvage at approximately £57.0 million.

3.                        Irrevocable undertakings to accept the Offer

In aggregate, Copart and Copart (UK) have received undertakings to vote in favour of the Scheme (or accept the Takeover Offer, if the Offer is to be implemented by way of a Takeover Offer) and approve the Special Resolution to be proposed at the EGM from Universal Salvage Shareholders representing approximately 53.2 per cent. of the existing issued share capital of Universal Salvage. Details of these undertakings are as follows:

The Universal Salvage Directors have given irrevocable undertakings to Copart and Copart (UK), irrespective of whether any higher competing offer is made, in respect of their entire holdings of Universal Salvage Shares, amounting to in aggregate 202,830 Universal Salvage Shares, representing in aggregate approximately 0.7 per cent. of Universal Salvage’s existing issued share capital, to vote in favour of the Scheme (or to accept the Takeover Offer in the event of the Offer being restructured as a Takeover Offer) and to approve the Special Resolution as follows:

Universal Salvage Directors:	Number of Universal Salvage Shares:
Alexander Foster	140,500
Avril Palmer-Baunack	9,000
Andrew Somerville	Nil
Richard Mead	16,680
Nigel Stead	6,650
Nigel Terry	30,000

In addition, certain Universal Salvage shareholders have given irrevocable undertakings to Copart and Copart (UK), irrespective of whether any higher competing offer is made, in respect of their holdings of Universal Salvage Shares, amounting to in aggregate 7,622,352 Universal Salvage Shares, representing in aggregate approximately 26.8 per cent. of Universal Salvage’s existing issued share capital, to vote in favour of the Scheme (or to accept the Takeover Offer in the event of the Offer being restructured as a Takeover Offer) and to approve the Special Resolution as follows:

Universal Salvage Shareholders:	Number of Universal Salvage Shares:
Stewart Bassett	2,455,080
Jacqueline Sutton	2,355,080
Clifford Sydney Bassett	2,812,192

In addition, Copart and Copart (UK) have received irrevocable undertakings to vote in favour of the Scheme (or accept the Takeover Offer, if the Offer is to be implemented by way of a Takeover Offer) and approve the Special Resolution from certain institutional shareholders representing approximately 19.5 per cent. of the existing issued share capital of Universal Salvage, as follows:

Institutional Shareholders:	Number of Universal Salvage Shares:
Artemis Investment Management	3,924,010
Canada Life Assurance	1,638,213

These undertakings will terminate if an offer is announced by a third party before the Scheme becomes effective, provided that the value of such third party’s offer is a least 10 per cent. higher than the Offer Price.

In addition, Copart and Copart (UK) have received an irrevocable undertaking to vote in favour of the Scheme (or accept the Takeover Offer, if the Offer is to be implemented by way of a Takeover Offer) and approve the Special

Resolution from Impax Asset Management representing approximately 6.2 per cent. of the existing issued share capital of Universal Salvage. This undertaking will terminate if an offer is announced by a third party before the Scheme becomes effective, provided that the value of such third party’s offer is higher than the Offer Price.

4.                        Background to and reasons for the Offer

Copart is a leading provider of salvage processing services in the United States.  Its shares trade on the NASDAQ Market under the ticker symbol of CPRT and as at 3 April 2007 had a market capitalisation of approximately US$2,541 million.

The board of Copart believes that the acquisition of Universal Salvage by Copart will result in Universal Salvage gaining significant business advantages including access to greater working capital, a superior operating model, advanced technological resources and an experienced multi-facility management team. The additional resources that would be available to Universal Salvage as part of a larger international group will enable upgrades to physical facilities and related equipment.

The board of Copart believes that the Enlarged Copart Group’s management information systems will offer unique benefits for facility operations, auction methodology and interaction with both buyers and suppliers. For instance, Copart auctions vehicles using a technology called Virtual Bidding Second Generation (“VB2”). VB2 is a two-stage bidder process conducted entirely over the internet. The board of Copart believes that this product has proved successful in increasing the sale prices of salvage vehicles by increasing the number of bidders participating in the auction process.

5.                        Background to and reasons for the recommendation of the Offer

Universal Salvage has been a leading service provider to the UK motor insurance and automotive industries for many years and floated on the Official List of the London Stock Exchange plc in 1995. The Company has recently been nearing the end of a three year turnaround plan. This follows a challenging few years for the Company, during which a major contract was lost and the Company changed its chief executive twice.

Following the appointment of Avril Palmer-Baunack as chief executive in 2005 the Company has seen its fortunes revived. With the Company’s finances stabilised following the agreement of a new facilities agreement with its lending bank, the management team led by Avril was able to focus initially on reducing the cost base of the business and thereafter on new business opportunities. The Company has won 5 new significant contracts for the supply of vehicles since June 2005. The operational gearing effect of the new business wins coupled with the cost reductions has led, in the financial year ended 29 April 2006, to the Universal Salvage Group returning to profit for the first time since 2003.

Since late summer 2006, in the Directors’ opinion, the Company has benefited from benign market conditions and experienced good returns at its physical auctions as well as the increasing use of on-line auctions by vehicle purchasers. Prices at these auctions have held up well, helped by a shortage of supply of vehicles during the summer of 2006, and the continued strong price of scrap. These factors led to the Company increasing its profitability in the first half of the current financial year. However, visibility of earnings remains low principally owing to difficulties in predicting auction prices and vehicle volumes.

The financial performance of Universal Salvage has historically depended greatly on the extent to which a limited number of vehicle supply contracts have been won and/or retained by the Universal Salvage Group. The UK supply of the type of vehicles which Universal Salvage sources is highly concentrated as the insurance market has continued to consolidate, with the top ten insurers now accounting for approximately 85 per cent. of the motor insurance market. The contracts for such supply are typically re-tendered every one to three years. These factors mean that the opportunities for growth in the core insurance sector are limited.

In light of this, at the same time as rebuilding the Company’s credibility within its core insurance market, the Board has given due consideration to both acquisitions and developing new income streams such as from accident management services. However, the salvage market remains fragmented, with competitors tending to be small companies with valuable land assets but no firm contracts, making suitable acquisitions difficult for Universal Salvage. The ability of Universal Salvage to develop such new income streams outside its traditional marketplace and to execute an allied acquisition strategy is, the Board believes, a key challenge for the Company, placing additional demands on the financial resources of the Group and management. The Board believes that the combination of Copart and Universal Salvage could help to lead to consolidation in the salvage marketplace. In addition, the Board believe that the combination will create a stronger offering in the wider number of markets in which the Enlarged Copart Group will operate.

On 15 June 2006 the Board received an approach from Copart regarding a possible offer for Universal Salvage for 120 pence in cash. Following discussions with representatives of Copart, the indicative offer was increased to 130 pence in cash. Further deliberations continued among the Board members, and after careful consideration, the Board determined that Copart’s potential offer of 130 pence undervalued Universal Salvage and the Board unanimously rejected this proposal.

On 24 January 2007 the Board received a revised approach from Copart. On 2 February 2007, following movement in the Universal Salvage share price, the Board announced that Universal Salvage had received a preliminary approach regarding a potential offer for the Company at a price of 200 pence per ordinary share in cash. As a result of this announcement Universal Salvage went into the Initial Offer Period. Discussions between the boards of Universal Salvage and Copart continued, but the parties were unable at that time to obtain the support of a significant minority Universal Salvage shareholder group, such support being a key pre-condition to any offer. Accordingly talks were terminated on 16 February 2007.

On 13 March 2007 the Board received a revised approach from Copart at a price of 200 pence per ordinary share in cash with a share alternative. Further discussions continued and it was concluded that the share alternative was not an appropriate alternative. The approach (with the exclusion of the share alternative) subsequently received the support of the significant minority Universal Salvage shareholder group resulting in the Offer being announced today.  Since the announcement on 2 February 2007 that the Company had received an approach, the Board has not received any alternative proposals and the Board is not aware of any parties which are currently contemplating making a competing offer.

The Offer represents a premium of approximately:

•                  16.2 per cent. to the average closing price of 172.2 pence per Universal Salvage Share over the one month period ended 1 February 2007, being the last Business Day prior to the Initial Offer Period; and

•                  27.7 per cent. to the average closing price of 156.6 pence per Universal Salvage Share for the three months ended 1 February 2007, being the last Business Day prior to the Initial Offer Period; and

•                  41.5 per cent. to the average closing price of 141.4 pence per Universal Salvage Share for the six months ended 1 February 2007, being the last Business Day prior to the Initial Offer Period.

In addition the market price of Universal Salvage shares has increased by 35.0 per cent. in the period from the announcement of Universal Salvage’s interim results for the 26 weeks to 28 October 2006 on 4 December 2006 and 1 February 2007, being the last Business Day prior to the Initial Offer Period.

Taking all of the above factors into account, the Board unanimously recommends that Universal Salvage Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution, as it is their firm belief that the terms of the Offer are fair and reasonable and take proper account of Universal Salvage’s strengths and its prospects.

6.                        Financing the Offer

The Offer will be financed by cash.

Copart will also refinance the existing Universal Salvage indebtedness, which was approximately £2.2 million as at 28 October 2006.

Copart believes that the Offer will not materially adversely affect its current financial condition. The cash consideration will be financed from Copart’s existing cash resources.

Investec, financial adviser to Copart and Copart (UK), is satisfied that the necessary financial resources are available to Copart and Copart (UK) to enable it to satisfy the full acceptance of the Offer.

7.                        Structure of the Offer

Introduction

The Scheme involves an application by Universal Salvage to the Court to sanction the Scheme and then to confirm the cancellation of the Scheme Shares, in consideration for which Universal Salvage Shareholders on the register of members at the Scheme Record Time will receive cash on the basis set out in paragraph 2 above. The cancellation and the subsequent issue of New Universal Salvage Shares to members of the Copart Group provided for in the Scheme will result in Universal Salvage becoming a wholly-owned subsidiary company in the Copart Group.

The Meetings

Before the Court’s approval can be sought, the Scheme of Arrangement will require approval by Universal Salvage Shareholders at a Court Meeting and the passing of the Special Resolution by Universal Salvage Shareholders at the Extraordinary General Meeting to implement the Scheme.

The Court Meeting will be held at the direction of the Court to seek the approval of the Universal Salvage Shareholders to the Scheme. The approval required at the Court Meeting is a majority in number of the Universal Salvage Shareholders who vote, representing three fourths or more in value of the votes cast, either in person or by proxy, at the Court Meeting.

In addition, an extraordinary general meeting will be held for the purpose of considering and, if thought fit, passing a special resolution (which requires a vote in favour of not less than 75 per cent. of the votes cast) to approve:

(A)          the Scheme;

(B)                                the reduction of the Company’s share capital equal to the nominal value of the Universal Salvage Shares which are to be cancelled pursuant to the Scheme and the subsequent issue of New Universal Salvage Shares to Copart and/or Copart (UK) (or their nominee(s)) in accordance with the Scheme;

(C)                                the giving of authority to the Directors pursuant to section 80 of the Companies Act to allot securities in the Company;

(D)                               a share capital reorganisation; and

(E)                                 amendments to Universal Salvage’s Articles as described in paragraph 10 below.

Conditions to the Offer

The Conditions to the Offer are set out in Appendix I to this document.  As currently structured, the Offer will be conditional, inter alia, upon:

(i)                                     the Scheme becoming effective by not later than 31 July 2007 or such later date as may be agreed in writing by Universal Salvage, Copart and Copart (UK) (and, if appropriate, as the Court may approve) failing which the Scheme will lapse;

(ii)                                  approval of the Scheme by a majority in number of the Universal Salvage Shareholders representing three fourths or more in value of the Universal Salvage Shares entitled to be present and voting, either in person or by proxy, at the Court Meeting, or at any adjournment thereof;

(iii)                             the Special Resolution being duly passed by the requisite majorities at the EGM, or at any adjournment thereof;

(iv)                              the sanction of the Scheme with or without modification, on terms acceptable to Universal Salvage, Copart and Copart (UK) and the subsequent confirmation of the reduction of capital therein, and the delivery of an office copy of the Scheme Court Order and the minute of such reduction attached thereto and being delivered for registration to the Registrar of Companies by Universal Salvage and, being registered by the Registrar of Companies; and

(v)                                 those Conditions which are not otherwise identified above being satisfied or waived.

Once the necessary approval from Universal Salvage Shareholders has been obtained and the Special Resolution passed and the other Conditions have been satisfied or (where applicable) waived, the Scheme and associated reduction of capital will become effective following sanction by the Court and upon delivery to and registration of the Scheme Court Order by the Registrar of Companies in England and Wales.

Once effective, the Scheme will be binding on all Universal Salvage Shareholders, including those who did not vote, or who voted against it, at the Meetings or who could not be traced.

It is also proposed that, following the Effective Date, the admission of the Universal Salvage Shares to the Official List and the admission of the Universal Salvage Shares to trading on the London Stock Exchange’s market for listed securities will be cancelled and Universal Salvage will be re-registered as a private company under the relevant provisions of the Companies Act.

8.                        Anticipated timetable

Universal Salvage anticipates that it will post the Scheme Document within the next 28 days; that the Court Meeting and Extraordinary General Meeting will take place during May 2007; and that, subject to the Scheme becoming unconditional and effective, the Effective Date will occur by the end of June 2007.

9.                        Management and employees

Copart has confirmed that, on the Scheme becoming effective, it intends to safeguard the existing contractual and statutory employment rights, including pension rights, of all the employees of Universal Salvage.

Upon the Scheme becoming effective, the Non-Executive Directors have undertaken to resign from the Board.

10.                      Universal Salvage Share Option Schemes

The terms of the Scheme, if approved by Universal Salvage Shareholders and sanctioned by the Court, will bind all Universal Salvage Shareholders at the Scheme Record Time.

It is proposed to amend the Universal Salvage Articles at the EGM to provide that, if the Scheme becomes effective, any Universal Salvage Shares issued after the Scheme Record Time will automatically after the Scheme becomes effective (and immediately following issue) be transferred to a member of the Copart Group in consideration of payment of the Cash Consideration for each Universal Salvage Share so transferred. Consequently, participants in the Universal Salvage Share Option Schemes who would, but for the proposed amendment to the Universal Salvage Articles, receive Universal Salvage Shares on the exercise of share options or awards after the Scheme Record Time will instead receive Cash Consideration in the same manner as Universal Salvage Shareholders who receive the Cash Consideration under the Scheme.

Further details of these proposals will be set out in the letters to the participants in the Universal Salvage Share Option Schemes.

11.                           Information on Copart

Copart is a leading provider of salvage vehicle sales services in the United States. It was incorporated as a California corporation in 1982 and became listed on the NASDAQ market in 1994.

Copart provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles over the Internet through its VB2 Internet auction-style sales technology.

Copart principally sells to licensed vehicle dismantlers, rebuilders, repair licensees, used vehicle dealers and exporters. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. Copart offers vehicle suppliers a full range of services that expedite each stage of the salvage vehicle sales process and minimize administrative and processing costs. Copart generates revenues primarily from fees paid by vehicle suppliers and vehicle buyers as well as related fees for services such as towing and storage.

Copart has grown its salvage vehicle sales business through a combination of acquisitions and the development of new facilities and also by increasing its buyer base and implementing additional value-added services for both buyers and suppliers. Copart currently operates 124 salvage yards in the United States and Canada.

For the financial year ended 31 July 2006, Copart’s revenues were approximately $528.6 million (approximately £267.1 million), its net income was approximately $96.9 million (approximately £49.0 million) and its income from continuing operations was approximately $112.7 million (approximately £56.9 million).

For the three months ended 31 October 2006, Copart’s revenues were approximately $132.1 million (approximately £66.8 million) and its net income was approximately $30.3 million (approximately £15.3 million).

For the three months ended 31 January 2007, Copart’s revenues were approximately $128.9 million (approximately £65.1 million) and its net income was approximately $30.3 million (approximately £15.3 million).

The board of Copart believe that Copart offers one of the highest levels of service in the salvage vehicle sales and auction industry and has established a leading market position in North America by:

•                  providing coverage that facilitates supplier access to buyers around the world, reducing towing and third-party storage expenses, offering a local presence for vehicle inspection stations, and providing prompt response to catastrophes and natural disasters by specially-trained teams;

•                  providing a comprehensive range of customer services that include merchandising services, efficient title processing, timely pick-up and delivery of vehicles and Internet sales;

•                  establishing and efficiently integrating new facilities and acquisitions;

•                  increasing the number of bidders that can participate at each sale through the ease and convenience of Internet bidding;

•                  applying technology to enhance operating efficiency through Internet bidding, web-based order processing, salvage value quotes, electronic communication with buyers and sellers, vehicle imaging and an electronic used vehicle parts locator service; and

•                  providing the venue for insurance customers through its virtual insured exchange product to enter a vehicle into a live virtual sale to establish its true value, thereby allowing the insurance customer to avoid dealing with estimated values when negotiating with owners who wish to retain their damaged vehicles.

As of 31 July 2006, Copart had 2,133 full-time employees, of whom 282 were engaged in general and administrative functions and 1,851 were engaged in yard operations. Copart is not currently subject to any collective bargaining agreements.

Copart’s growth strategy is to increase its revenues, operating profit and market share in the vehicle sales industry by, among other things (i) acquiring and developing new salvage vehicle storage facilities in key markets, (ii) pursuing national and regional vehicle supply agreements in the US, (iii) expanding its service offerings to suppliers and buyers and (iv) expanding the application of VB2 into new markets.

Further information on Copart’s business can be found in Copart’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, other filings with the SEC, and any amendments thereto, which are available on the Copart website at www.Copart.com and on the EDGAR service (Filings and Forms) at www.sec.gov under the name Copart, Inc.

12.                           Information on Universal Salvage

Universal Salvage is a leading vehicle service provider to the United Kingdom motor insurance and automotive industries.  Universal Salvage’s main trading subsidiary, Userve Limited, was formed in 1968.  Universal Salvage was formed in 1979 and its shares were admitted to trading on the Official List of the London Stock Exchange plc in 1995. The Directors believe that it is now one of the largest salvage services companies in Europe.

The Company manages the collection and disposal of vehicles for a broad range of clients. The Group handles a wide range of vehicles, including accident-damaged cars, commercial vehicles, motor cycles, and low-value vehicles sold on a fee basis, end-of-life vehicles, and abandoned and tax default vehicles. It sells most of these vehicles at auctions (in-door, out-door and on the internet) and recycles the remaining vehicles through its authorised recycling facilities.

Universal Salvage’s clients include motor insurers, major car retailers, motor manufacturers, local and public authorities, individuals, and fleet intermediaries and operators. The Group operates in three business segments: salvage vehicles, sourced from insurance companies, accident management companies, fleet operators, and motor manufacturers; non-salvage fee based vehicles, sourced from dealerships, finance houses, and other vehicle retailers; and End of Life vehicles, sourced from local and public authorities and members of the public.

The Company has branches nationwide and 340 employees. It also offers:

•                  a fleet of over 100 transporters and recovery vehicles;

•                  130 acres of secure storage facilities;.

•                  the UK industry’s most sophisticated IT infrastructure, in the opinion of the Directors;

•                  a dedicated in-house contact centre; and

•                  sites fully compliant to Annex 1 of European End of Life Directive.

For the 52 weeks to 29 April 2006, Universal Salvage reported revenue of £56.4 million (2005: £49.7 million), profit before taxation of £0.2 million (2005: £1.1 million loss) and operating profit of £0.7 million (2005: £0.1 million loss).

For the 26 weeks to 28 October 2006, Universal Salvage reported revenue of £32.6 million (2005: 25.4 million), profit before taxation of £0.9 million (2005: £0.7 million loss) and operating profit of £1.2 million (2005: £0.5 million loss).

The Scheme Document to be posted to Universal Salvage Shareholders in due course will contain a profit forecast for the financial year ending 28 April 2007.

13.                           Interests in Universal Salvage Shares

Save for the irrevocable undertakings referred to in paragraph 3 above, neither Copart (UK) nor Copart nor any of their directors nor, so far as the directors of Copart (UK) or Copart are aware, any person acting in concert with Copart (UK) or Copart for the purposes of the Offer, owns or controls or holds any option to purchase, or has any arrangement in relation to Universal Salvage Shares or securities convertible or exchangeable into Universal Salvage Shares or options (including traded options) in respect of, or has entered into any derivative referenced to, any such shares.  For these purposes, “arrangement” includes any indemnity or option arrangement, any agreement or understanding, formal or informal, of whatever nature, relating to Universal Salvage Shares which may be an inducement to deal or refrain from dealing in such shares.

14.                           Implementation Agreement

Copart and Universal Salvage have entered into an implementation agreement regarding the implementation of the Scheme (or, if applicable, a Takeover Offer) and the conduct of the business of Universal Salvage in the period from the date of this announcement up to the Effective Date (or, if applicable, the date on which the Offer becomes or is declared unconditional in all respects).

Further details of the Implementation Agreement are set out in Appendix III.

15.                           Overseas Shareholders

The availability of the Offer to persons not resident in the United Kingdom may be prohibited or affected by the laws of the relevant jurisdictions.  Such persons should inform themselves about, and observe, any applicable requirements.

16.                           Inducement Fee

As a pre-condition of the Offer being announced and formally made by Copart and Copart (UK) Universal Salvage has agreed to pay to Copart a fee of an amount equal to 1 per cent. of the value of the Offer (inclusive of VAT, except to the extent such

VAT is recoverable by the Company) in the event of a competing offer being received from a third party and such competing offer becoming or being declared unconditional in all respects or otherwise completing in accordance with its terms.

17.                           Recommendation

The Board, which has been so advised by Panmure Gordon, considers the terms of the Offer to be fair and reasonable. In providing advice to the Universal Salvage Board, Panmure Gordon has taken into account the commercial assessments of the Universal Salvage Board.

The Board considers that the Offer is in the best interests of the Universal Salvage Shareholders as a whole.  Accordingly the Board unanimously recommends that Universal Salvage Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution at the EGM as they have irrevocably undertaken to do themselves with respect to their own legal and/or beneficial holdings of 202,830 Universal Salvage Shares, representing, as at the date of this announcement, in aggregate approximately 0.7 per cent. of the existing issued share capital of Universal Salvage.

18.                           General

The acquisition of Universal Salvage may be made by one or more new companies in addition to Copart, or in substitution for Copart (UK) at Copart’s sole discretion. Details of any such companies will be included in the Scheme Document.  References to Copart (UK) in this announcement should be construed accordingly.

The Scheme Document and proxy forms for the Meetings, will be sent to Universal Salvage Shareholders in due course.

Copart reserves the right to elect to implement the Offer by making a Takeover Offer for the entire issued and to be issued share capital of Universal Salvage.

Enquiries:

Copart

Jay Adair	Tel: + 1 707 639 5000

Investec Bank (Financial Adviser to Copart)

Gary Clarence	Tel: +44 (0)20 597 5000
Tom Levin

Universal Salvage

Avril Palmer-Baunack	Tel: +44 (0)1234 762 283

Panmure Gordon (Financial Adviser and Broker to Universal Salvage)

Hugh Morgan	Tel: +44 (0)20 459 3600
Rakesh Sharma

Biddicks (PR Adviser to Universal Salvage)

Katie Tzouliadis	Tel: +44 (0)20 448 1000

The Offer will be subject to the conditions set out in Appendix I to this announcement and the full conditions and further terms which will be set out in the Scheme Document expected to be issued in due course.

Appendix II contains the sources and bases of information used in this announcement.

Appendix III contains further details on the Implementation Agreement.

Appendix IV contains the definitions of certain expressions used in this announcement.

Panmure Gordon, which is authorised and regulated in the United Kingdom for the conduct of investment business by the Financial Services Authority, is acting exclusively for Universal Salvage and no one else in connection with the matters described in this announcement and will not be responsible to anyone other than Universal Salvage for providing the protections afforded to clients of Panmure Gordon nor for providing advice in relation to the matters described in this announcement.

Investec, which is authorised and regulated in the United Kingdom for the conduct of investment business by the Financial Services Authority, is acting exclusively for Copart and Copart (UK) and no one else in connection with the matters described in this announcement and will not be responsible to anyone other than Copart and Copart (UK) for providing the protections afforded to clients of Investec Bank nor for providing advice in relation to the matters described in this announcement.

Further Information on the Offer

The availability of the Offer to Universal Salvage Shareholders who are not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Universal Salvage Shareholders who are not resident in the United Kingdom will need to inform themselves about and observe any applicable requirements.

The Offer will be subject to the applicable rules and regulations of the UKLA, the London Stock Exchange plc and the City Code.

Universal Salvage Shareholders should read any regulatory filings that may be filed by Copart with the SEC, because any such filings will contain important information. Investors may obtain copies of documents filed by Copart with the SEC, at the SEC’s website at http://www.sec.gov.

THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF ANY VOTE OR APPROVAL, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

City Code

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Universal Salvage, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction.  This requirement will continue until the date on which the Offer becomes, or are declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends.  If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Copart, Copart (UK) or Universal Salvage, they will be deemed to be a single person for the purpose of Rule 8.3.  Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Copart, Copart (UK) or of Universal Salvage by Copart, Copart (UK) or Universal Salvage, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction. A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.  “Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in price of securities.  In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.  Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website.  If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Forward Looking Statements

Certain statements in this announcement regarding the proposed transaction between Copart, Copart (UK) and Universal Salvage, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Universal Salvage’s or Copart’s or Copart (UK)’s future expectations, beliefs, goals or prospects constitute forward-looking statements.  When used in this announcement, the words “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions or statements that are not historical facts, in each case as they relate to Copart, Copart (UK) and Universal Salvage, the board of directors of either such company or the proposed transaction, are intended to identify those expressions or statements as forward-looking statements. By their nature, forward looking statements involve risk and uncertainty and the factors described in the context of such forward looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward looking statements.

Appendix I

Conditions and Further Terms of the Offer

1.                             Conditions of the Offer

The Offer will be subject to the conditions set out herein and to the further terms and conditions to be set out in the Scheme Document.

1.1  The Offer, if it is implemented by way of the Scheme, will be conditional upon the Scheme becoming unconditional and effective, subject to the City Code, by not later than 31 July 2007 or such later date as Copart, Copart (UK), Universal Salvage and the Court may agree in writing.

Subject to the requirements of the Panel, implementation of the Scheme will be conditional upon the following matters and accordingly the necessary action to make the Scheme effective will not be taken unless the following conditions are satisfied or waived by Copart at or prior to the Scheme Court Hearing Date:

(a)                           approval by a majority in number representing three fourths or more in value of the holders of Scheme Shares, present and voting, either in person or by proxy, at the Court Meeting;

(b)                           any resolution required to implement the Scheme, amend the Universal Salvage Articles, to be set out in the notice of Extraordinary General Meeting, being passed at the Extraordinary General Meeting; and

(c)                           the sanction of the Scheme with or without modification, on terms acceptable to Universal Salvage, Copart and Copart (UK) and the subsequent confirmation of the reduction of capital therein, and the delivery of an office copy of the Scheme Court Order and the minute of such reduction attached thereto and being delivered for registration to the Registrar of Companies by Universal Salvage and, being registered by the Registrar of Companies.

1.2  Universal Salvage and Copart have agreed that, subject as stated in paragraph 1.3 below, the Offer is also conditional upon the following matters in this paragraph 1.2 and, accordingly, the necessary action to make the Scheme effective will not be taken unless the following conditions are satisfied or waived, as referred to below at or prior to the Scheme being sanctioned by the Court:

(a)                           save as disclosed in the announcement of its interim results for the six months ended 28 October 2006 or Universal Salvage’s report and accounts for the year ended 29 April 2006, or as publicly announced by Universal Salvage by the delivery of an announcement to a Regulatory Information Service prior to the date of this announcement, or as contained or set out in the documents made available to Copart in the data room maintained at Hammonds, 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH from 26 March 2007 to 3 April 2007, or as fairly disclosed in writing by Universal Salvage to Copart prior to the date of this announcement (such public announcements, disclosures or information being referred to in these terms and conditions as being “revealed”), there being no provision of any agreement, authorisation, arrangement, franchise, consent, lease, licence, permit or other instrument to which any member of the Universal Salvage Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, which as a result of the Offer or because of a change in the control or management of any member of the Universal Salvage Group or otherwise, is or is reasonably likely to result (in any case to an extent which is materially adverse in the context of the Universal Salvage Group taken as a whole) in:

(i)                            any monies borrowed by, or any other indebtedness, actual or contingent, of or any grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or earlier than its stated maturity date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn, prohibited or inhibited or becoming capable of being withdrawn, prohibited or inhibited;

(ii)                           any such agreement, authorisation, arrangement, franchise, consent, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being or becoming capable of being terminated or adversely modified or affected or any onerous obligation arising or any materially adverse action being taken or arising or any obligation or liability arising thereunder;

(iii)                          the rights, liabilities, obligations, interests or business of any such member in or with any other person, firm, company or body (or any arrangements or agreements relating to such rights, liabilities, obligations, interests or business) being terminated, modified or adversely affected;

(iv)                          any material assets or interests of, or any asset the use of which is enjoyed by, any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(v)                           the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or security (whenever created, arising or having arisen) becoming enforceable or being enforced;

(vi)                          the value of the financial or trading position of any member of the Universal Salvage Group being materially prejudiced or adversely affected;

(vii)                         any liability of any member of the Universal Salvage Group to make any severance, termination, bonus or other payment of any of its officers or other senior executives; or

(viii)                        any such member ceasing to be able to carry on business under any name under which it presently does.

(b)                           no government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative or investigative body or authority (including, without limitation, any national anti-trust or merger control authority), court, trade agency, professional body, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party” and all collectively “Third Parties”) having instituted, implemented or threatened (in writing and addressed to a member of the Universal Salvage Group), or having decided to institute, implement or threaten  (in writing and addressed to a member of the Universal Salvage Group), any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, order or decision or taken any steps which is reasonably likely to (in any case to an extent which is materially adverse in the context of the Universal Salvage Group taken as a whole), as the case may be:

(i)                            make the Offer or its implementation or the change of control of Universal Salvage void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, challenge, frustrate, delay or interfere with the same, or impose additional material conditions or obligations with respect thereto, or otherwise require material amendment to the terms of the Offer (including, without limitation, taking any steps which would result in Copart being required to dispose of all or some of its Universal Salvage Shares or restrict the ability of Copart to exercise voting rights in respect of some or all of such Universal Salvage Shares);

(ii)                           require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture, by Copart or by any member of the Universal Salvage Group of all or any material portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses (or any part thereof) or to own any of their respective assets or property (or any part thereof) to an extent which is material to Copart or in the context of the Universal Salvage Group taken as a whole, respectively;

(iii)                          impose any limitation on, or result in a delay in, the ability of Copart or any member of the Universal Salvage Group directly or indirectly to acquire or hold or exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in any member of the Universal Salvage Group or to exercise management control over any such member;

(iv)                          otherwise adversely affect in any material respect any or all of the businesses, assets, profits financial or trading position of or prospects of any member of the Universal Salvage Group;

(v)                           result in any member of the Universal Salvage Group ceasing to be able to carry on business or impose any limitation on the ability of Copart or any member of the Universal Salvage Group to integrate or co-ordinate its business, or any part of it, with the business of any member of the Universal Salvage Group or Copart;

(vi)                          save pursuant to the Offer, require Copart or any member of the Universal Salvage Group to offer to acquire any shares or other securities (or the equivalent) in any member of the Universal Salvage Group owned by any Third Party;

and all applicable waiting and other time periods during which any such third party could decide to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference under the laws of any relevant jurisdiction or enact any such statute, regulation, order or decision or take any steps having expired, lapsed or been terminated;

(c)                           all material authorisations, orders, recognitions, grants, determinations, consents, licences, confirmations, clearances, certificates, permissions and approvals (each an “Authorisation”) which are necessary or considered appropriate by Copart (Copart acting reasonably in considering whether any such Authorisation is appropriate) in any relevant jurisdiction for or in respect of the Offer (including, without limitation, its implementation) or the carrying on by any member of the Universal Salvage Group of its business having been obtained, in terms and in a form reasonably satisfactory to Copart for all appropriate third parties or from any persons or bodies with whom any member of the Universal Salvage Group has entered into contractual arrangements, in each case where the absence of such Authorisation from such a person might have a material adverse effect on the Universal Salvage Group taken as a whole and all such Authorisations remaining in full force and effect and there being no notice or intimation of any intention to revoke, withdraw, withhold, suspend, restrict, modify, amend or not to renew any of the same;

(d)                           save as revealed:

(i)                            (save as between Universal Salvage and wholly-owned subsidiaries of Universal Salvage, or for options granted or the RBS Warrant, or on the exercise of rights to subscribe for Universal Salvage Shares pursuant to the exercise of options granted or the exercise of rights under the Universal Salvage Share Option Schemes on or prior to the date hereof or for the issue of any Universal Salvage Shares pursuant to the Scheme), issued, agreed to issue, authorised or proposed the issue or grant of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities or redeemed, purchased or reduced or announced any proposal to redeem, purchase or reduce any part of its share capital;

(ii)                           recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than to Universal Salvage or wholly-owned subsidiaries of Universal Salvage;

(iii)                          (save for transactions between Universal Salvage and wholly-owned subsidiaries of Universal Salvage) merged with or demerged any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any rights, title or interest in any asset (including shares and trade investments), or authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or the creation of any security interest over the same (other than in the ordinary course of business);

(iv)                          (save as between Universal Salvage and wholly-owned subsidiaries of Universal Salvage) made, authorised or proposed, or announced an intention to propose, any change in its share or loan capital including the purchase of any of its own shares;

(v)                           issued, authorised or proposed the issue of or made any change in or to any debentures or incurred or increased any indebtedness or become subject to a liability (actual or contingent) which in any case is outside the ordinary course of business and material in the context of the Universal Salvage Group taken as a whole;

(vi)                          entered into, implemented, effected, varied, authorised or proposed or announced its intention to enter into or vary any contract, reconstruction, amalgamation, scheme, commitment, merger, demerger or other transaction or arrangement or waived or compromised any claim in respect of itself or another member of the Universal Salvage Group, in each case otherwise than in the ordinary course of business, which in any case is material in the context of the Universal Salvage Group taken as a whole;

(vii)                         terminated or varied the terms of any agreement or arrangement between any member of the Universal Salvage Group and any other person in a manner which is reasonably likely to have a material adverse effect on the financial position of the Universal Salvage Group taken as a whole;

(viii)                        proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Universal Salvage Group which, taken as a whole, are material in the context of the Universal Salvage Group taken as a whole;

(ix)                           entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(A)                              differs to any extent material in the context of the particular agreement, transaction, arrangement or commitment from the terms set out in draft agreements or revealed heads of agreement relevant to such agreement, transaction, arrangement or commitment; or

(B)           is other than in the ordinary course of business.

and which in any such case is material in the context of the Universal Salvage Group taken as a whole;

(x)                            entered into or changed the terms of any contract, agreement or arrangement with any director or senior executives of any member of the Universal Salvage Group which is (or in a market which is) material in the context of the whole of the Universal Salvage Group taken as a whole;

(xi)                           taken or proposed any corporate action or had any legal proceedings instituted or threatened against it in writing or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, trustee, administrator, administrative receiver or similar officer of all or any material part of its assets and revenues or any analogous or equivalent steps or proceedings in or under the laws of any jurisdiction having occurred or there having been appointed any analogous person in any jurisdiction which in any case is material in the context of the Universal Salvage Group taken as a whole;

(xii)                          been unable, or admitted in writing that it is unable, to pay its debts generally or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in any case which is or would be material in the context of the Universal Salvage Group taken as a whole;

(xiii)                         made any material alteration to its memorandum or articles of association or other incorporation documents (other than pursuant to the Scheme);

(xiv)                        entered into any agreement, contract, commitment or arrangement which consents to or results in the restriction of the scope of the business of any member of the Universal Salvage Group and which, in any such case, is material in the context of the Universal Salvage Group;

(xv)                         made or agreed or consented to any significant change to the terms of the trust deeds constituting pension schemes established for its directors and/or employees or their dependents or to the benefits which accrue or to the pensions which are payable thereunder or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a corporation which would be material in the context of the Universal Salvage Group taken as a whole;

(xvi)                        entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) to enter into any agreement, commitment or arrangement or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (c);

(e)                           save as revealed and to the extent material in any case in the context of the Universal Salvage Group taken as a whole:

(i)                            no material or adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Universal Salvage Group taken as a whole;

(ii)                           no claim being made, and no circumstance having arisen which is likely to lead to a claim being made, under the insurance of any member of the Universal Salvage Group which is or might have a material adverse effect on the Universal Salvage Group;

(iii)                          no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings or investigation having been instituted, announced, implemented or threatened in writing by or against or remaining outstanding against any member of the Universal Salvage Group or to which any member of the Universal Salvage Group is or is likely to become a party (whether as plaintiff, defendant or otherwise);

(iv)                          no contingent or other liability of any member of the Universal Salvage Group having arisen or become apparent or increased which in any such case is or might reasonably be expected materially or adversely to affect any member of the Universal Salvage Group;

(v)                           (other than as a result of the Offer) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Universal Salvage Group which in any such case is or might be material and adverse in the context of the Universal Salvage Group taken as a whole;

(f)                            except as fairly disclosed in writing by Universal Salvage to Copart in each case prior to the date of this announcement Copart not having discovered that any financial or business or other information publicly announced at any time by or on behalf of any member of the Universal Salvage Group is misleading or contains a misrepresentation of any fact or omits to state a fact necessary to make the information contained therein not misleading (and which was not subsequently corrected before the date of this announcement by disclosure either publicly or otherwise fairly in writing to Copart) in each case to an extent that the effect of the inaccuracy or misrepresentation of fact or omission is material in the context of the Offer;

(g)                           except as revealed or fairly disclosed in writing by Universal Salvage to Copart in each case prior to the date of this announcement and to the extent material in any case in the context of the Universal Salvage Group taken as a whole:

(i)                            any past or present member of the Universal Salvage Group has not received any notice from a Third Party to the effect that it has not complied with all applicable legislation or regulations of any applicable jurisdiction, all obligations in permits with regard to, and all contractual provisions relating to, the protection of the environment including relating to the storage, carriage, disposal, discharge, spillage or leak of waste or disposal or emission of any hazardous substance or any substance likely to impair the environment or harm human health which non-compliance would be likely to give rise to any material liability or cost (whether actual or contingent) on the part of any member of the Universal Salvage Group or Copart;

(ii)                           any past or present member of the Universal Salvage Group has not received any notice from a Third Party that there is or is likely to be any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Universal Salvage Group under any environmental legislation, regulation, notice or circular or under any Third Party in any jurisdiction and which is material in the context of the Universal Salvage Group taken as a whole.

1.3           Other terms of the Offer

Copart will reserve the right to waive, in whole or in part, all or any of the above conditions except condition 1.1. Subject to the requirements of the Panel, the Scheme will not become effective and the Offer will not be completed unless the conditions set out above are fulfilled or satisfied or (if capable of waiver) waived by Copart or, where appropriate, have been determined by Copart in its reasonable opinion to be or to remain satisfied by the Scheme Court Hearing Date or such date as Universal Salvage and Copart may agree and the Court may approve.

Each of conditions 1.2 (a) to (g) shall be regarded as a separate condition and shall not be limited by reference to any other condition.

Copart shall be under no obligation to waive or treat as fulfilled any of conditions 1.1 (a) to (i) (inclusive) by a date earlier than the date specified above for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Copart is required by the Panel to make an offer for Universal Salvage Shares under the provisions of Rule 9 of the Code, Copart may make such alterations to the conditions as are necessary to comply with the provisions of that Rule, including (without limitation) an acceptance condition of more than 50 per cent. of the Universal Salvage Shares to which the Takeover Offer relates.

If Copart elects to implement the Offer by making a Takeover Offer for Universal Salvage instead of or in substitution for the Scheme, Copart may, with the consent of the Panel, make such alterations to the conditions as are necessary to comply with the provisions of the Code.

The Offer and the Scheme will be governed by English law. The City Code applies to the Offer.

2.                             Certain further terms of the Offer

(a)                           Universal Salvage Shares will be acquired by Copart and/or Copart (UK) fully paid and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or payable after the date of this announcement.

(b)                           The Offer will be on the terms and will be subject, inter alia, to the conditions which are set out in paragraphs 1.1 and 1.2 of this Appendix I and those terms which will be set out in the Scheme Document and such further terms as may be required to comply with the Listing Rules of the UKLA and the provisions of the City Code.

Appendix II

Bases of Calculation and Sources of Information

1.                             The value placed by the Offer on the existing issued share capital, and other statements made by reference to the existing share capital, of Universal Salvage are based on 28,491,942 Universal Salvage Shares in issue, being the number of shares in issue publicly stated by Universal Salvage on 2 March 2007.

2.                             Unless otherwise stated, the financial information and other information on Universal Salvage included in this announcement has been extracted or derived, without material adjustment, from the audited consolidated financial statements, for Universal Salvage for the 52 weeks to 29 April 2006 and 30 April 2005, and the unaudited consolidated financial statements, for Universal Salvage for the 26 weeks to 28 October 2006 and 29 October 2005.

3.                             Unless otherwise stated, the financial information and other information on Copart and Copart (UK) included in this announcement has been extracted or derived, without material adjustment, from the form 10-K filed by Copart with the SEC on 31 October 2006, the form 10-Q filed by Copart with the SEC on 11 December 2006 and the form 10-Q filed by Copart with the SEC on 12 March 2007.

4.                             Unless otherwise stated, all historic share prices quoted for Universal Salvage Shares have been sourced from the Daily Official List and represent closing middle market prices for Universal Salvage Shares on the relevant dates.

5.                             As at the close of business on 4 April 2007, Universal Salvage had in issue 28,491,942 shares of 10 pence each.

6.                             As at the close of business on 4 April 2007, Copart had in issue 91,278,820 shares of common stock.

7.                             As at the close of business on 4 April 2007, Copart (UK) had in issue 1 ordinary share of £1 each.

8.                             The US$/£ exchange rate used in this announcement is the average daily interbank exchange rate as quoted in the Financial Times on 4 April 2007, being US$1.979:£1.

9.                             The Copart share price used in this announcement is the closing share price as at 3 April 2007, being US$27.84.

Appendix III

Implementation Agreement

On 4 April 2007 Copart, Copart (UK) and Universal Salvage entered into the Implementation Agreement which governs their relationship in relation to the acquisition of Universal Salvage by Copart (UK) until the Scheme becomes effective. Among other things, the Implementation Agreement provides that:

(i)  Universal Salvage, subject to the City Code and to Universal Salvage Directors’ fiduciary duties, agrees to:

(a) carry on its business in the manner in which it was carried on prior to the date of the agreement;

(b) not take any action which would amount to an action requiring the approval of the Universal Salvage shareholders in general meeting under Rule 21.1 of the City Code;

(c) not to do certain things without the prior written consent of Copart or take any action prejudicial to the outcome of the Scheme;

(ii) the parties agree:

(a)  to consult with each other as to the form and content of all documents required in connection with the implementation of the Scheme;

(b)  so far as it is within their control to satisfy or procure the satisfaction of the Conditions as promptly as reasonably practicable;

(c)  take into account all reasonable comments from each party and their advisers in drafting all documents required to implement the Scheme; and

(d) that none of the parties will make any announcement without the prior written consent of the others (save as required by law or applicable regulation);

(iii)  if a more favourable offer is made for Universal Salvage, Universal Salvage may withdraw from the Scheme;

(iv) the agreement is conditional on satisfaction of the Conditions prior to 31 July 2007;

(v) the agreement will terminate with immediate effect if:

(a) any required shareholder approval is not obtained; or

(b) any condition of the Scheme becomes incapable of being satisfied and is not waived; or

(c) the Scheme has not become effective by 3.00pm on 31 July 2007; or

(d) if the Scheme lapses or is withdrawn; and

(e) subject to the City Code and any requirement of the Panel, Copart may terminate the agreement if Universal Salvage breaches its terms.

Appendix IV

Definitions

The following definitions apply throughout this announcement unless the context otherwise requires:

Board or Universal Salvage Board	means the full board of Directors of Universal Salvage as at the date of this document

Business Day	means a day, other than a Saturday, Sunday or public holiday, on which banks are open for business in the City of London

Cash Consideration	means the cash consideration due to an Universal Salvage Shareholder under the Offer in connection with the cancellation of his Universal Salvage Shares pursuant to the Scheme

City Code	means the City Code on Takeovers and Mergers

Companies Act	means the Companies Act 1985 (as amended)

Conditions	means the conditions of the Offer as set out in Appendix 1 to this Announcement and other terms and conditions which are agreed in writing by the parties

Court	means the High Court of Justice in England and Wales

Court Meeting	the meeting of the Universal Salvage Shareholders to be convened by order of the Court pursuant to section 425 of the Companies Act to consider and if thought fit, approve the Scheme.

Copart	means Copart, Inc., a corporation organised under the laws of the State of California, USA

Copart Group	means Copart and its subsidiary undertakings

Copart (UK)	means Copart (UK) Limited, a company incorporated in England and Wales with registered number 6200876

Daily Official List	means the daily official list of the London Stock Exchange

Directors or Universal Salvage Directors	means all the Non-Executive Directors and Executive Directors of Universal Salvage and Director means any of them

Effective Date	means the day on which the Scheme becomes effective in accordance with its terms

Enlarged Copart Group	means Copart, its subsidiaries and on the Scheme becoming effective on the Effective Date, Universal Salvage and its subsidiaries

Executive Directors	means Avril Palmer-Baunack and Andrew Somerville, and Executive Director means any of them

Extraordinary General Meeting or EGM

means the extraordinary general meeting of the Universal Salvage Shareholders to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have concluded or adjourned;

Financial Services Authority or FSA

means the Financial Services Authority of the UK in its capacity as the competent authority for the purposes of Part VI of FSMA and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of FSMA

FSMA	means the Financial Services and Markets Act 2000 (as amended)

Implementation Agreement	means the implementation agreement made between Universal Salvage and Copart dated 4 April 2007 relating to, inter alia, the implementation of the Offer and the Scheme

Initial Offer Period	means the date commencing on 2 February 2007 and ending on 16 February 2007

Investec	means Investec Bank (UK) Limited and its divisions Investec Investment Banking and Investec Securities, as the context requires

Listing Rules	means the rules and regulations made by the Financial Services Authority in its capacity as the UKLA under FSMA and contained in the UKLA’spublication of the same name

Meetings	means the Court Meeting and the Extraordinary General Meeting and Meeting means either of them

NASDAQ Market	means the Nasdaq Global Market of the Nasdaq Stock Market, Inc.

New Universal Salvage Shares	means the new ordinary shares in the capital of Universal Salvage to be issued to Copart and credited as fully paid pursuant to the Scheme

Non-Executive Directors	means Alexander Foster, Richard Mead, Nigel Stead and Nigel Terry and Non-Executive Director means any of them

Offer	means the recommended cash offer of 200 pence for each Universal Salvage Share made by Copart (UK) to Universal Salvage Shareholders

Offer Period	means the date commencing on 5 April 2007 and ending on the Effective Date

Offer Price	means the cash offer price of 200 pence per Universal Salvage Share

Official List	means the Official List of the UKLA

Overseas Shareholders	means Universal Salvage Shareholders whose registered addresses are outside the UK or who are citizens or residents of countries other than the UK

Panel	means The Panel on Takeovers and Mergers

Panmure Gordon	Panmure Gordon (UK) Limited

Pounds or £ or GB£ or sterling	means UK pounds sterling, the lawful currency of the UK

RBS Warrant	the warrant for the issue of ordinary shares in the capital of Universal Salvage issued to the Royal Bank of Scotland plc by Universal Salvage plc

Registrar of Companies	means the Registrar of Companies in England and Wales

Restricted Overseas Shareholders

means a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any person whom Universal Salvage (following consultation with Copart) reasonably believes to be in, or resident in any jurisdiction (other than persons in the UK) whom Universal Salvage (following consultation with Copart) is advised to treat as restricted overseas persons in order to observe the laws of such jurisdiction or to avoid the requirement to comply with any governmental or other consent or any registration, filing or other formality which Universal Salvage (following consultation with Copart) regards as unduly onerous

Scheme or Scheme of Arrangement

means the proposed scheme of arrangement proposed to be made under section 425 of the Companies Act between Universal Salvage and the holders of Universal Salvage Shares, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Universal Salvage, Copart and Copart (UK)

Scheme Court Hearing	means the hearing by the Court of the petition to sanction the Scheme and to grant the Scheme Court Order

Scheme Court Hearing Date	means the date of commencement of the Scheme Court Hearing

Scheme Court Order	means the order of the Court sanctioning the Scheme under section 425 of the Companies Act and confirming the reduction of share capital which forms part of it under section 137 of the Companies Act

Scheme Document

means the document proposed to be despatched by Universal Salvage to Universal Salvage Shareholders containing and setting out the terms and conditions of the Offer and certain information about Universal Salvage, Copart and Copart UK and containing the Scheme and notices of the Meetings

Scheme Record Time	means 6:00 p.m. on the day which is two days preceding the Scheme Court Hearing

SEC	means the US Securities Exchange Commission

Special Resolution	means the special resolution to be proposed at the Extraordinary General Meeting to approve, inter alia, the Scheme

subsidiary and subsidiary undertaking	have the meanings given by the Companies Act

Takeover Offer	means the implementation of the Offer by means of a takeover offer under the City Code

UKLA	means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA

Universal Salvage or the Company	means Universal Salvage plc a company incorporated in England and Wales with registered number 1464832

Universal Salvage Articles	means the articles of association of Universal Salvage from time to time

Universal Salvage Group	means Universal Salvage and its subsidiary and associate companies

Universal Salvage Shares	means:
(i) the Universal Salvage Shares in issue at the date of this document;
(ii) any Universal Salvage Shares issued after the date of this document and before the Voting Record Time; and

(iii) any Universal Salvage Shares issued at or after the Voting Record Time and on or before the Scheme Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case other than any Universal Salvage Share beneficially owned by Copart or Copart (UK)

Universal Salvage Share Option Schemes	means the
(a) Universal Salvage 1995 Share Option Scheme;
(b) Universal Salvage 2000 Approved Executive Share Option Scheme;

(c) Universal Salvage 1995 Savings-Related Share Option Scheme;
(d) Universal Salvage Inland Revenue Approved Company Share Option Plan 2004;
(e) Universal Salvage Non-Inland Revenue Approved Company Share Option Plan 2004; and
(f) Universal Salvage 2006 Share Award Agreement

Universal Salvage Shareholders	means the holders of Universal Salvage Shares

United Kingdom or UK	means the United Kingdom of Great Britain and Northern Ireland

United States or US	means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction

US$ or $	means the lawful currency of the US

Voting Record Time

means 6.00 p.m. on the day which is two days before the date of the Court Meeting or, if such Court Meeting is adjourned, 6.00 p.m. on the day which is two days before the day of such adjourned meeting